Exhibit 99.1

P.F. CHANG’S FOURTH QUARTER REVENUES GROW 31%

SCOTTSDALE, ARIZONA (January 7, 2004) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 31% to $151.3 million for the fourth quarter ended December 28, 2003 from $115.9 million in the fourth quarter of 2002. Sales at the company’s P.F. Chang’s China Bistro units accounted for $134.6 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $16.7 million of consolidated revenues.

Comparable store sales at the Bistro increased 3.8% for the fourth quarter of 2003 as compared to the fourth quarter of 2002. The increase was primarily the result of customer traffic growth with approximately 1% resulting from a price increase implemented in February 2003. Comparable store sales increased 3.3% for the five-week period ending November 2nd, 4.3% for the four-week period ending November 30th and 3.9% for the four-week period ending December 28th.

During the fourth quarter of 2003, the company opened seven new Bistro units (Portland, OR; Long Beach, CA; Victor, NY; Durham, NC; Sacramento, CA; The Woodlands, TX and Glen Mills, PA) and six new Pei Wei units (Denver, CO; Dallas, TX; Southlake, TX; Lewisville, TX; Allen TX and Pasadena, CA).

The company intends to release its fourth quarter earnings on February 11, 2004 at approximately 7:00 am ET. A conference call will be held later that same day at 12:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Kristina Cashman	kristinac@pfchangs.com

P.F. Chang’s China Bistro

Supplemental Sales Information

Year of Unit Opening (1)

	Pre-1996	1996	1997	1998	1999	2000	2001	2002	2003	Total

Units	4	3	6	10	13	16	13	14	18	97
Sales (000)
1Q03	6,434	5,908	9,060	15,753	18,800	23,236	18,815	17,983	4,751	120,740
2Q03	6,238	5,955	9,180	15,545	19,037	23,754	18,576	17,214	8,420	123,919
3Q03	6,190	5,970	8,914	15,428	18,804	23,842	18,108	16,850	11,639	125,745
4Q03	6,062	5,559	9,159	15,418	18,608	23,715	18,529	17,217	20,391	134,658
2003	24,924	23,392	36,313	62,144	75,249	94,547	74,028	69,264	45,201	505,062
Average Weekly Sales (AWS)
1Q03	123,738	151,474	116,157	121,175	111,239	111,713	111,331	98,808	143,980	113,906
2Q03	119,958	152,695	117,695	119,575	112,647	114,202	109,915	94,582	125,666	113,271
3Q03	119,044	153,083	114,272	118,677	111,269	114,625	107,148	92,579	115,241	111,476
4Q03	116,570	142,538	117,424	118,600	110,104	114,012	109,642	94,602	110,220	111,104
2003	119,828	149,947	116,387	119,507	111,315	113,638	109,509	95,143	117,101	112,386
Year-Over-Year Change in AWS
1Q03	0.2%	3.7%	6.0%	5.1%	5.0%	11.0%	5.4%	-1.7%	—	4.4%
2Q03	-0.4%	1.9%	7.3%	1.4%	5.3%	10.4%	5.1%	-6.1%	—	3.1%
3Q03	0.4%	1.1%	6.7%	-0.6%	4.4%	10.4%	4.9%	-3.7%	—	2.7%
4Q03	0.5%	-3.1%	5.0%	-0.1%	2.9%	7.1%	6.1%	3.2%	—	3.0%
2003	0.2%	0.9%	6.2%	1.4%	4.4%	9.7%	5.4%	0.4%	—	3.3%
Year-Over-Year Change Comp Store Sales (2)
Units	4	3	6	10	13	16	13	6	—	71
1Q03	0.2%	3.7%	6.0%	5.1%	5.0%	11.0%	6.6%	—	—	6.4%
2Q03	-0.4%	1.9%	7.3%	1.4%	5.3%	10.4%	5.2%	5.4%	—	5.4%
3Q03	0.4%	1.1%	6.7%	-0.6%	4.4%	10.4%	4.9%	7.4%	—	4.8%
4Q03	0.5%	-3.1%	5.0%	-0.1%	2.9%	7.1%	6.1%	6.3%	—	3.8%
2003	0.2%	0.9%	6.2%	1.4%	4.4%	9.7%	5.6%	6.6%	—	5.1%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	Total

Units	1	4	11	17	33
Sales (000)
1Q03	868	2,390	5,762	1,835	10,855
2Q03	841	2,241	5,722	3,882	12,686
3Q03	814	2,141	5,603	5,426	13,984
4Q03	822	2,134	5,591	8,111	16,658
2003	3,345	8,906	22,678	19,254	54,183
Average Weekly Sales (AWS)
1Q03	66,787	45,956	40,295	52,437	44,673
2Q03	64,652	43,092	40,017	53,176	45,144
3Q03	62,593	41,176	39,180	47,599	43,428
4Q03	63,295	41,039	39,098	40,553	40,830
2003	64,332	42,816	39,647	45,626	43,208
Year-Over-Year Change in AWS
1Q03	3.0%	6.4%	-15.1%	—	-6.0%
2Q03	4.2%	-0.3%	11.3%	—	3.4%
3Q03	6.2%	-0.4%	7.8%	—	8.2%
4Q03	3.0%	-6.0%	6.5%	—	2.1%
2003	4.1%	-0.1%	7.1%	—	3.4%
Year-Over-Year Change Comp Store Sales (2)
Units	1	4	6	—	11
1Q03	3.0%	-1.2%	—	—	1.1%
2Q03	4.2%	-2.5%	2.1%	—	-0.1%
3Q03	6.2%	-0.4%	0.8%	—	1.2%
4Q03	3.0%	-6.0%	6.5%	—	-0.2%
2003	4.1%	-2.9%	4.6%	—	0.4%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.